Exhibit 99.1

ST. LOUIS--(BUSINESS WIRE)--Feb. 8, 2008--Centene Corporation (NYSE: CNC) today provided analysis of its fourth quarter results previously announced on February 8, 2008.

Under its contract with the State of Georgia, Centene and the State negotiate and reset premium rates annually. For the state fiscal year starting July 1, 2007, this process resulted in the State of Georgia sending an amendment to Centene on November 5, 2007, which contained the new rates. As part of this amendment, the State of Georgia also awarded new services and retroactively recalculated certain rate cells for duplicate member issues.

Centene executed this amendment and returned the contract to the State of Georgia on November 16, 2007. The amendment provided that the changes were effective as of July 1, 2007. The State of Georgia returned its executed version of the amendment in January 2008.

Centene's guidance range for the fourth quarter was predicated on the inclusion of revenue relating to rate increases, new services and other contract changes, for the period from July 1, 2007 to December 31, 2007, in its fourth quarter results. The revenue relating to these changes totaled approximately $20.8 million, divided approximately equally between services provided in the third and fourth quarters. The total amount of $20.8 million equates to approximately $0.28 per diluted share and now will be recognized in the first quarter of 2008.

Of the $20.8 million, approximately $7.3 million related to the new services and other contract changes. The revenue related to these items was not considered a rate increase by the State of Georgia nor was it part of the 3.8% effective yield increase announced by Centene. However, because these items are included in the contract amendment, the associated revenue also had to be recognized in the first quarter of 2008 rather than in 2007.

The remaining approximate $13.5 million of the $20.8 million revenue impact discussed above yields the 3.8% increase.

About Centene Corporation

Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including the State Children's Health Insurance Program (SCHIP) and Supplemental Security Income (SSI). The Company operates health plans in Arizona, Georgia, Indiana, New Jersey, Ohio, South Carolina, Texas and Wisconsin. In addition, the Company contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, long-term care, managed vision, nurse triage, pharmacy benefits management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

    CONTACT: Centene Corporation
             Edmund E. Kroll, 212-759-0382
             Senior Vice President, Finance & Investor Relations

    SOURCE: Centene Corporation